JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is annexed as Exhibit 1, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 13, 2014

/s/ Trevor R. Burgess
Trevor R. Burgess

/s/ Erwin Russel
Erwin Russel

OAKLAND INVESTMENT LLC

By:	/s/ Marcio da Rocha Camargo
Name:	Marcio da Rocha Camargo
Title:	Operating Manager

CBM HOLDINGS QUALIFIED FAMILY, L.P.

By:	/s/ Marcelo Faria de Lima
Name:	Marcelo Faria de Lima
Title:	General Partner